Exhibit 99.2

PAVmed Announces Procedural Update on its Settlement of a Previously Disclosed Class Action Lawsuit

NEW YORK, April 26, 2022 (Business Wire) —PAVmed Inc. (Nasdaq: PAVM, PAVMZ) (the “Company” or “PAVmed”), a diversified commercial-stage medical technology company, today announced a procedural update on its settlement of a previously disclosed class action lawsuit.

As previously disclosed, on January 28, 2021, the Company entered into a term sheet agreement for the settlement of a previously disclosed putative class action lawsuit commenced in November 2020, captioned Spritzer v. PAVmed Inc., et al., C.A. No. 2020-0935-KSJM, filed in the Court of Chancery of the State of Delaware (the “Court”). The terms of the settlement do not contemplate payment by the Company of any monetary damages.

The terms of settlement are subject to final approval by the Court, and the Court has scheduled a hearing for November 3, 2022 at 1:30 p.m., Eastern Time, to be held in person in the Court of Chancery of the State of Delaware, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801, to consider approval of the terms of settlement.

Stockholders have the right to object to the settlement. The deadline for the submission by stockholders of an objection is October 20, 2022, fourteen calendar days prior to the hearing.

Additional information regarding the proposed terms of settlement can be found in the Notice of Pendency of Class Action, Proposed Settlement and Settlement Hearing and the Stipulation and Agreement of Compromise, Settlement And Release, copies of which can be accessed on the Investor Relations page of the Company’s website, http://www.pavmed.com.

About PAVmed

PAVmed Inc. is a diversified commercial-stage medical technology company operating in the medical device, diagnostics and digital health sectors. Its major subsidiary, Lucid Diagnostics Inc. (Nasdaq: LUCD), markets the EsoGuard® Esophageal DNA Test and EsoCheck® Esophageal Cell Collection Device—the first and only commercial tools for widespread early detection of esophageal precancer to prevent esophageal cancer deaths. Another major subsidiary, Veris Health Inc., is a digital health company developing the first intelligent implantable vascular access port with biologic sensors and wireless communication to improve personalized cancer care through remote patient monitoring. PAVmed’s CarpX® Minimally Invasive Device for Carpal Tunnel Syndrome is currently in limited commercial release. The product pipeline also includes the EsoCure™ Esophageal Ablation Device with Caldus™ Technology, which complements EsoGuard and EsoCheck, the NextFlo™ Intravenous Infusion Set, the PortIO™ Implantable Intraosseous Vascular Access Device, novel pediatric ear tubes, mechanical circulatory support technology and glucose monitoring. For more information, please visit www.pavmed.com, follow us on Twitter, connect with us on LinkedIn, and watch our videos on YouTube. For more information on our majority owned subsidiary, Lucid Diagnostics Inc., please visit www.luciddx.com, follow Lucid on Twitter, and connect with Lucid on LinkedIn. For detailed information on EsoGuard, please visit www.EsoGuard.com and follow us on Twitter, Facebook and Instagram.

Forward-Looking Statements

This press release includes forward-looking statements that involve risk and uncertainties. Forward-looking statements are any statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of PAVmed’s common stock; PAVmed’s Series W and Series Z warrants; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required to advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s clinical and preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s and products once cleared and commercialized; PAVmed’s ability to raise additional funding as needed; and other competitive developments. In addition, PAVmed has been monitoring the COVID-19 pandemic and the pandemic’s impact on PAVmed’s businesses. PAVmed expects the significance of the COVID-19 pandemic, including the extent of its effect on its financial and operational results, to be dictated by, among other things, the success of efforts to contain the pandemic and the impact of such efforts on PAVmed’s businesses. These factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. In addition, new risks and uncertainties may arise from time to time and are difficult to predict. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see Part I, Item IA, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by PAVmed after its most recent Annual Report filed with the Securities and Exchange Commission. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts

Investors

Adrian K. Miller

PAVmed Inc.

AKM@PAVmed.com

Media

Shani Lewis

LaVoieHealthScience

(609) 516-5761

PAVmed@lavoiehealthscience.com